As filed with the Securities and Exchange Commission on April 20, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Opnext, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2674 (Primary Standard Industrial Classification Code Number)	22-3761205 (I.R.S. Employer Identification Number)
1 Christopher Way
Eatontown, NJ 07724
(732) 544-3400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

OPNEXT, INC.
AMENDED AND RESTATED 2001 LONG-TERM
STOCK INCENTIVE PLAN
(Full Title of the Plan)

Harry L. Bosco
Opnext, Inc.
Chief Executive Officer
1 Christopher Way
Eatontown, NJ 07724
(732) 544-3400
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
J. Scott Hodgkins, Esq.
Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071
(213) 485-1234
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
	to be	Price	Offering	Registration
	Registered (1)	Per Share (2)	Price (2)	Fee
Common Stock, par value $0.01 per share: To be issued under the Plan	9,183,339	$14.75	$135,445,660	$4,158.18
TOTAL	9,183,339	$14.75	$135,445,660	$4,158.18

(1)	Represents shares issuable under the Opnext, Inc. Amended and Restated 2001 Long-term Stock Incentive Plan (the “Plan”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement will also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on the weighted average of (i) the weighted average exercise price of $14.81 per share for 4,486,561 shares subject to outstanding options, (ii) a grant price of $15.00 per share for the 663,505 stock appreciation rights outstanding and (iii) the average of the high and low sales price of the Common Stock, as reported on the NASDAQ Global Market on April 16, 2007, for the remaining 4,033,273 shares issuable under the Plan.

Proposed sale to take place as soon after the effective date of the Registration
Statement as outstanding shares are purchased.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
     Not required to be filed with this Registration Statement.*
Item 2. Registrant Information and Employee Plan Annual Information
     Not required to be filed with this Registration Statement.*

*   The documents containing information specified in this Part I are being separately provided to the participants covered by the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan, as specified by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:
(a)	The Company’s Prospectus on Form 424B4, filed on February 16, 2007; and

(b)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on February 12, 2007 (File No. 333-138262), including any subsequently filed amendments and reports updating that description.
     In addition, this registration statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this registration statement from the respective dates we file them. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Named Experts and Counsel
     The consolidated financial statements of Opnext, Inc. at March 31, 2006 and 2005, and for each of the three years in the period ended March 31, 2006, incorporated by reference from the Company’s Form 424B4 Prospectus filed on February 16, 2007 into this Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing therein and incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Certain matters with respect to the issuance of our common stock offered hereunder will be passed upon for the registrant by Latham & Watkins LLP, Los Angeles, California.

Item 6. Indemnification of Directors and Officers
     Delaware General Corporation Law (DGCL). Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.
     Opnext, Inc. Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation and amended and restated bylaws, in each case, include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under DGCL. In addition, each director is subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
     We have indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.
     At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.
     We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7. Exemption From Registration Claimed
       Not applicable.
Item 8. Exhibits

Exhibit	Description

4.1*	Registration Rights Agreement, dated as of July 31, 2001, by and among Opnext, Inc., Clarity Partners, L.P., Clarity Opnext Holdings I, LLC, Clarity Opnext Holdings II, LLC and Hitachi, Ltd.

5.1	Opinion of Latham & Watkins, LLP, related to the shares of common stock being registered

10.1*	Form of 2001 Long-Term Stock Incentive Plan, Nonqualified Stock Option

10.2*	Form of Long-Term Stock Incentive Plan Stock Appreciation Rights Agreement

10.3*	Amended and Restated Opnext, Inc. 2001 Long-Term Stock Incentive Plan

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)

*	Incorporated by reference in the Company’s Registration Statement on Form S-1 (No. 333-138262) declared effective on February 14, 2007.
Item 9. Undertakings
(a)	We hereby undertake:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant in accordance with Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment will be deemed to be a new registration statement relating to the offered securities, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the offered securities, and the offering of securities at that time will be deemed to be the initial bona fide offering thereof.
     (c) To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant in accordance with the provisions mentioned above, or otherwise, we have been advised that in the opinion of the Commission indemnification under those circumstances is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, Opnext, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this Registration Statement on its behalf by, in the City of Eatontown, State of New Jersey, USA on April 20, 2007.

OPNEXT, INC.
By:	/s/ Harry L. Bosco
Harry L. Bosco, President,
Chief Executive Officer and Director

By:	/s/ Robert J. Nobile
Robert J. Nobile, Chief Financial Officer and
Senior Vice President, Finance

POWER OF ATTORNEY
     Each person whose signature appears below hereby authorizes and appoints Harry L. Bosco and Robert J. Nobile as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.
     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of April 20, 2007.

Signature	Title

/s/ Harry L. Bosco Harry L. Bosco	Director, President and Chief Executive Officer (principal executive officer)

/s/ Robert J. Nobile Robert J. Nobile	Chief Financial Officer and Senior Vice President, Finance (principal financial and accounting officer)

/s/ Dr. Naoya Takahashi Dr. Naoya Takahashi	Chairman of the Board

/s/ David Lee Dr. David Lee	Co-Chairman of the Board

/s/ Ryuichi Otsuki Ryuichi Otsuki	Director

/s/ John F. Otto, Jr. John F. Otto, Jr.	Director

/s/ Kendall W. Cowan Kendall W. Cowan	Director

/s/ Isamu Kuru Dr. Isamu Kuru	Director

INDEX TO EXHIBITS

Exhibit	Description

4.1*	Registration Rights Agreement, dated as of July 31, 2001, by and among Opnext, Inc., Clarity Partners, L.P., Clarity Opnext Holdings I, LLC, Clarity Opnext Holdings II, LLC and Hitachi, Ltd.

5.1	Opinion of Latham & Watkins, LLP, related to the shares of common stock being registered

10.1*	Form of 2001 Long-Term Stock Incentive Plan, Nonqualified Stock Option

10.2*	Form of Long-Term Stock Incentive Plan Stock Appreciation Rights Agreement

10.3*	Amended and Restated Opnext, Inc. 2001 Long-Term Stock Incentive Plan

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)

*	Incorporated by reference in the Company’s Registration Statement on Form S-1 (No. 333-138262) declared effective on February 14, 2007.